Exhibit 10.1

Carlisle Companies Inc. 16430 N. Scottsdale Road, Suite 400 Scottsdale, AZ 85254

D. Christian Koch
President and Chief Executive Officer

PRIVATE & CONFIDENTIAL

TO:                                                                           Robert Roche

FROM:                                                       D. Christian Koch

DATE:                                                          January 5, 2017

I am pleased to offer you employment as Vice President and Chief Financial Officer of Carlisle Companies Incorporated (the “Company”).  This letter sets forth the terms and conditions of your employment.

1.                                      Employment and Position.  Your employment will commence on February 15, 2017 (the “Employment Date”).  You will be employed on a full-time basis as Vice President and Chief Financial Officer and report to me.

2.                                      Compensation and Benefits.

(a)                                 Base Salary.  Your starting annual base salary will be $570,000, payable in accordance with the Company’s regular payroll practices and subject to increase from time to time by the Compensation Committee in its discretion.

(b)                                 Bonus.  You will be eligible to earn an annual target bonus of 75% of your base salary with a maximum award opportunity equal to 150% of your base salary.  Bonus payments are typically made in February based on the prior year’s performance and subject to the discretion and approval of the Compensation Committee.

(c)                                  Long Term Incentive.  You will be eligible for annual equity grants with a grant date target value equal to 150% of your base salary with the first annual award made on the Employment Date.  Annual equity grants currently include stock options, performance shares and time-vested restricted stock (each weighted 33 1/3%).  All equity grants are subject to the discretion and approval of the Compensation Committee.

(d)                                 Sign-On Compensation.  To compensate you for the value of the forfeited stay bonus from your prior employer, you will receive a one-time grant of “restricted” shares of Company common stock on the Employment Date having a grant date value of $1,000,000.  The restriction on these shares will lapse and will be distributed to you ratably over 2 years beginning on the first anniversary of the grant date; provided you continue to be employed by the Company on such distribution dates.  The restriction will also continue to lapse in accordance with the 2 year schedule if, prior to the second anniversary of the Employment Date, your employment is terminated by the Company other than for cause.  During the period of restriction, you will receive all dividends paid with respect to these shares.

(e)                                  Recoupment of Compensation.  All of the Company’s equity grants contain restrictive covenants that prohibit you from competing with the Company or soliciting or employing any Company personnel for one year following your termination or disclosing any of the Company’s confidential or non-public information.  In addition, the Company may terminate any outstanding equity grant, rescind any exercise, payment or delivery pursuant to an equity grant or recapture any annual bonus or shares of the Company’s common stock or the proceeds from your sale of shares issued pursuant to an equity award if the Company determines that you have engaged in activities which are materially prejudicial to or in conflict with the interests of the Company, including any breaches of fiduciary duty or the duty of loyalty.

3.                                      Employee Benefit Plans.  You will be entitled to participate in all employee benefit plans, from time to time in effect, generally available for Company executives, subject to plan terms and applicable Company policies.  Currently, the Company offers senior executives group health and dental plans, group term life insurance, long-term disability insurance, a 401(k) plan and a deferred compensation plan.  In addition, you will be entitled to participate in the Company’s supplemental pension plan which provides participating executives a cash balance pension benefit.

4.                                      Change of Control.  You will be entitled to participate in the Company’s executive severance program providing for benefits in the event of the “change of control” defined generally as an acquisition of 20% or more of the outstanding voting shares of the Company or change in the majority of the Company’s’ Board of Directors.

In the event of a termination of your employment within three years of a “change of control,” you would be entitled to three years compensation, including bonus, retirement benefits equal to the benefits you would have received had you completed three additional years of employment, continuation of all life, accident, health, savings and other fringe benefits, all in accordance with and subject to the terms of the executive severance program.

5.                                      Relocation Package.  We expect you to relocate to the Scottsdale, Arizona area as soon as possible but in no event later than September 1, 2017.  In connection with your relocation, you will be eligible for the Company’s relocation program which reimburses most of the reasonable costs and expenses incurred in connection with your relocation.

6.                                      Other Benefits.  You will be entitled to four weeks of vacation per year and reimbursement of financial planning and tax compliance expenses.

If you have any questions, please give me a call.

Sincerely,

/s/ D. Christian Koch
D. Christian Koch
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Robert Roche
Robert Roche